Filed Pursuant to Rule 424(b)(3)
Registration No. 333-163681
PROSPECTUS SUPPLEMENT NO.1
TO PROSPECTUS DATED DECEMBER 11, 2009
Globecomm Systems Inc.
1,335,000 shares of Common Stock
     This prospectus supplement relates to the resale by the selling securityholders of up to 1,335,000 shares of our common stock which may be issued by us in connection with our acquisition of the business operations of Telaurus Communications LLC on May 29, 2009.
     This prospectus supplement should be read in conjunction with the prospectus dated December 11, 2009, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments and supplements to it.
     Investing in our shares involves risks that are described in the “RISK FACTORS” section beginning on page 2 of the prospectus.
     Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is February 4, 2010.

1. Selling Securityholders
     The table appearing under the heading “Selling Securityholders” beginning on page 3 of the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus.

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned		Number of	Beneficially Owned
	Prior to Offering		Shares	After Offering
Security Holder	Number	Percent*	Being Offered(1)	Number	Percent**

AKM Investors LLC [1]	64,756	—	64,756	64,756	—
George A. Fenwick	7,893	—	7,893	7,893	—
Peter Schulze	7,599	—	7,599	7,599	—
Christopher R. Oldham	6,612	—	6,612	6,612	—
Andrew Hixon 2001 Trust	4,616	—	4,616	4,616	—
The Foster Family Trust A	2,533	—	2,533	2,533	—
Dylan Hixon 1999 Trust	1,287	—	1,287	1,287	—
Frank P. Hixon Trust	1,259	—	1,259	1,259	—
Shanti S. Hixon/Shanti S. Hixon Revocable Trust 2002	1,167	—	1,167	1,167	—
The Alexandra Hixon Ballard Trust	1,167	—	1,167	1,167	—
The India T. Radfar Trust	1,167	—	1,167	1,167	—
Dylan Hixon	630	—	630	630	—
Charles Schwab & Co. Inc. f/b/o Denise Dean Browning	494	—	494	494	—
Love Capitolia Fuqua	494	—	494	494	—
The R. Brinckerhoff Lowery Recoverable Trust	432	—	432	432	—
The Nora M. Tuthill Trust	418	—	418	418	—
Adelaide E. Foster	349	—	349	349	—
Gage Woodward	349	—	349	349	—
Hugh K. Foster, Jr.	349	—	349	349	—
Jennifer B.F.F. Walton	349	—	349	349	—
Scott Adelson	241	—	241	241	—
Peter G. Leahy	174	—	174	174	—
D Nardone	97	—	97	97	—
Watson & Elizabeth Lowery — As Tenants in Common	23	—	23	23	—
John Pagenstecher	8	—	8	8	—
Wendy Pagenstecher	4	—	4	4	—

*	Unless otherwise noted, none of these selling securityholders beneficially own 1% or more of the outstanding shares.

**	Based on the 21,204,206 outstanding shares of the Registrant as of January 28, 2010, none of these selling securityholders would beneficially own more than 1% or more of the outstanding shares following the sale of the securities.

[1]	John Mavredakis exercises investment and voting control on behalf of AKM Investors LLC with respect to the securities listed in the table.